EXHIBIT 11.1

INSIDER TRADING POLICY

GUIDELINES FOR THE CONDUCT OF OFFICERS AND EMPLOYEES

Article 42 (Prohibition of Insider Trading)

(1) The Company shall prohibit insider trading.

(2) The Chief Accounting Officer shall ensure that all employees are made aware that insider trading is both illegal and unethical. In this regard, the Chief Accounting Officer shall provide training to employees to ensure compliance with the following:

1.

No employee, regardless of position, shall directly or indirectly engage in the trading of the Company’s securities or securities related to the Company’s business by using material non-public information relating to the Company acquired in the course of performing his or her duties. Such acts are prohibited under applicable laws and Company policies. Material non-public information must not be disclosed to any person outside the Company until it is lawfully disclosed through appropriate procedures.

2.

Employees, including the Chief Accounting Officer, shall be prohibited from engaging in short-term trading (e.g., options trading, short-swing profits, or same-day transactions) of the Company’s securities. In addition, short selling of the Company’s securities by employees, including the Chief Accounting Officer, shall be prohibited.

3.	For the purposes of this Article, “material information” shall mean any information that a reasonable investor would consider important when deciding whether to purchase, hold, or sell securities.

(3) The Chief Accounting Officer shall take necessary measures to ensure that any request for information from the media is handled exclusively by the Public Relations Office or other departments designated in advance depending on the nature of the inquiry, in order to control the leakage of non-public information and to ensure professional handling of such matters.

GUIDELINES ON THE OPERATION OF THE CONFLICT OF INTEREST PREVENTION SYSTEM

Article 12 (Prohibition on Use of Confidential Information, etc.)

(1) No executive officer or employee (including a person in whose case three years have not passed since he or she ceased being an executive officer or employee; provided, however, that where other statutes prescribe otherwise, the relevant statute shall apply; hereinafter the same shall apply in this Article) shall acquire, or allow a third party to acquire, goods or property gains by using confidential information that he or she has learned in the course of performing his or her duties or undisclosed information of the institution (referring to any information that has not yet been disclosed to an unspecified number of persons and may have a significant impact on determining whether goods or property gains are acquired; hereinafter the same shall apply in this Article), pursuant to Article 14 (1) of the Act on the Prevention of Conflict of Interest Related to Duties of Public Servants (the “Act”).

(2) A person who is provided with, or obtains by improper means, any information from an executive officer or employee while knowing that it is confidential information that the executive officer or employee has learned in the course of performing his or her duties or undisclosed information of the institution pursuant to Article 14 (2) of the Act shall not acquire goods or property gains by using such information.

(3) No executive officer or employee shall use confidential information that he or she has learned in the course of performing his or her duties or undisclosed information of the institution for personal benefit or allow a third party to use such information, pursuant to Article 14 (3) of the Act.

CODE OF CONDUCT

Article 13 (Restrictions on Transactions Using Duty-Related Information)

(1) No executive officer or employee shall engage in any property-related transaction or investment involving securities such as stocks or real estate by using information acquired in the course of performing his or her duties, nor shall he or she assist another person in such property-related transaction or investment by providing such information.

(2) Information restricted from use or disclosure pursuant to paragraph (1) refers to undisclosed information learned by an executive officer or employee in the course of performing duties relating to any of the following:

1.	Material Non-Public Information prescribed in Article 174 of the Financial Investment Services and Capital Markets Act;

2.	Material information prior to its disclosure to investors, stakeholders, and others through public announcements or similar methods.